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                                                                    EXHIBIT 99.2

                   [Letterhead of RenaissanceRe Holdings Ltd.]

CONTACT:
Martin J. Merritt
Vice President - Finance
RenaissanceRe Holdings Ltd.
(441) 299-7230

                              FOR IMMEDIATE RELEASE

             RENAISSANCERE HOLDINGS ANNOUNCES PUBLIC STOCK OFFERING

Pembroke, Bermuda, October 15, 2001 - RenaissanceRe Holdings Ltd. (NYSE: RNR) announced today that it has sold in a public offering 2.5 million of its Common Shares pursuant to the Company's currently effective shelf registration statement. The shares are being offered at a public offering price of $94.30 per share. The net proceeds to RenaissanceRe are expected to be approximately $233 million, and will be used for general corporate purposes. Merrill Lynch & Co. is the underwriter for the offering.

A prospectus related to the offering may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York, 10080, (212) 449-1000.

This communication does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company's principal product is property catastrophe reinsurance.

Cautionary Statement under "Safe Harbor," Provision of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future operations results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2000 and Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and its current reports on Form 8-K filed in 2001.

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